AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT


            Amendment No. 2 to the Rights Agreement, dated as of February 16, 2000 (the "Amendment"), by and between The Mead Corporation, an Ohio corporation (the "Company"), and BankBoston, N.A. (formerly The First National Bank of Boston), a national banking association organized under the laws of the United States of America, as Rights Agent (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent entered into a Rights Agreement on November 9, 1996 and Amendment No. 1 on December 7, 1999 thereto (collectively, the "Agreement");

            WHEREAS, pursuant to Section 26 of the Agreement, the Company has determined to modify the terms of the Agreement in certain respects.

            NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended in the following manner:

      Section 1.  Amendment of Reservation and Availability of Common Shares.
Section 9(a) of the Agreement is hereby amended in its entirety to read as follows:

      "The Company covenants and agrees that from after the time that the Rights first become exercisable and except as provided in Section 11(a)(iii) or in the following sentence, the Company will cause to be reserved and kept available for issuance upon exercise of the Rights out of its authorized and unissued Common Shares or Common Shares held in its treasury, all Common Shares which are not reserved for other purposes. The foregoing notwithstanding, if at the time the Rights first become exercisable (other than as a result of a Triggering Event), the sum of the number of authorized, but unissued Common Shares and the number of Common Shares held in treasury
      (including for this purpose the number of authorized, but unissued shares or treasury shares reserved for issuance upon exercise of the Rights) minus the number of Common Shares (whether authorized, but unissued shares or treasury shares) reserved for issuance for purposes other than upon exercise of the Rights is not sufficient to permit the exercise in full of the Rights for Common Shares, each Right shall thereafter be exercisable for a fraction of a Common
      Share and such other consideration designated by the Board of Directors of the Company which the Board of Directors of the Company has determined, based on the advice of a nationally recognized investment banking firm selected by the Board of Directors of the Company, to have a value equal to the Common Share (or fraction thereof) for which the Right may otherwise have been exercisable. Common Shares shall not be deemed reserved hereunder and, as such, unavailable for other purposes, unless and until the Rights first become exercisable.
      The provisions of this Section 9(a) shall be interpreted in a manner consistent with Section 11(a)(iii)".

      Section 2. Amendment of Appointment of Rights Agent. Section 2 of the Agreement is hereby amended by inserting the following which appears at the end thereof:

      ", upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent".

      Section 3. Amendment of Concerning the Rights Agent. Section 18 is hereby amended by inserting the word "gross" in front of the words "negligence, bad faith or willful misconduct" in the tenth line of Section 18.

      Section 4. Amendment of Duties of Rights Agent. Section 20(c) is hereby amended by inserting the word "gross" in front of the words "negligence, bad faith or willful misconduct" in the second line of Section 20.

      Section 5. Changing the Name of Rights Agent. All references in the Agreement to "The First National Bank of Boston" are hereby amended to read "BankBoston, N. A."

      Section 6. "Agreement" as Amended. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment.

      Section 7. Effectiveness. This Amendment shall be effective as of the date first written above, and except as set forth herein, the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

      Section 8. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the date first written above.



                              THE MEAD CORPORATION


                              By:    /s/ Timothy R. McLevish
                                 --------------------------------------
                              Name: Timothy R. McLevish
                              Title:Vice President and CFO




                              BANKBOSTON, N.A.


                              By: /s/ Tyler H. Hanes
                                 --------------------------------------
                              Name: Tyler H. Hanes
                              Title:Director, Client Services